SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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Pericom Semiconductor Corporation

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PERICOM SEMICONDUCTOR CORPORATION
3545 North First Street
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on December 11, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Pericom Semiconductor Corporation, a California corporation (the “Company”) will be held on December 11, 2009 at 3:00 p.m., California time, at the Company’s premises, 3545 North First Street, San Jose, California 95134, for the following purposes:

1.	To elect the following seven (7) nominees to serve as members of the Board of Directors of the Company to serve for the ensuing year and until their successors are elected and qualified: Alex Chiming Hui, Chi-Hung (John) Hui, Hau L. Lee, Dennis McKenna, Michael J. Sophie, Siu-Weng Simon Wong, and Edward Yang.

2.	To approve the Pericom Semiconductor Corporation 2010 Employee Stock Purchase Plan.

3.	To ratify the appointment of Burr, Pilger & Mayer LLP as the independent registered public accounting firm for the Company for the fiscal year 2010.

4.	To transact such other business as may properly come before the meeting.

The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part hereof.

The Board of Directors has fixed the close of business on October 15, 2009, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

FOR THE BOARD OF DIRECTORS

/s/ Chi-Hung (John) Hui, Ph.D.

Chi-Hung (John) Hui, Ph.D.
Senior Vice President, Research and
Development and Secretary

San Jose, California
Dated: October 23, 2009

YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the accompanying envelope. If you attend the meeting, you may vote in person even if you returned a proxy. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

PERICOM SEMICONDUCTOR CORPORATION
3545 North First Street
San Jose, California 95134

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

These proxy materials are provided in connection with the solicitation of proxies by Pericom Semiconductor Corporation (the “Company” or “Pericom”) on behalf of its Board of Directors for use at the Annual Meeting of Shareholders to be held on December 11, 2009 at 3:00 p.m., California time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s premises, 3545 North First Street, San Jose, California 95134.

These Proxy materials and the Company’s 2009 Annual Report are first being mailed to shareholders on or about October 30, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on December 11, 2009.

The proxy statement, form of proxy, and 2009 Annual Report to Shareholders are available electronically at http://www.edocumentview.com/PSEM. Directions to the meeting location at 3545 North First Street, San Jose, California, are set forth at www.pericom.com under the “Contact Us” link.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Chi-Hung (John) Hui, Ph.D., Senior Vice President, Research and Development and Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Record Date, Share Ownership and Quorum

Shareholders of record at the close of business on October 15, 2009 are entitled to vote at the Annual Meeting. At the record date 25,521,297 shares of the Company’s Common Stock, no par value (the “Common Stock”) were issued and outstanding. The presence of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Voting and Solicitation

Holders of Common Stock are entitled to one vote for each share held.

If your shares were registered as of the record date directly in your name with our transfer agent, you are considered the “record owner” of those shares, and the Company is sending the proxy materials and proxy card directly to you. As the record owner, you have the right to vote in person at the meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, as described in the proxy card, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Most shareholders of the Company hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their personal names registered with the transfer agent. If you held your shares in street name as of the record date, you are a “beneficial holder,” and the proxy materials are being forwarded to you by your broker, bank or other nominee together with a voting instruction card. Because a beneficial holder is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, as described in the voting instruction form to be sent to you, so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote required to approve each proposal is as follows:

•	Proposal 1: Directors are elected by a plurality of the votes present in person or represented by proxy and voting. Therefore, the seven (7) nominees for director receiving the highest number of affirmative votes will be elected (regardless of the votes cast as “withheld” or shares not voted). Only votes cast “FOR” a nominee will be counted. Unless indicated otherwise by your proxy card, your shares will be voted “FOR ALL” of the seven (7) nominees named in Proposal No. 1 in this Proxy Statement. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote “AGAINST” the nominees. Abstentions and broker non-votes will also result in those nominees receiving fewer votes but will not count as a vote “AGAINST” the nominees.

•	Proposals 2 and 3: To be approved, Proposal 2 (Approval of the Pericom Semiconductor Corporation 2010 Employee Stock Purchase Plan) and Proposal 3 (Ratification of Selection of Independent Registered Public Accounting Firm) each requires the affirmative “FOR” vote of a majority of those shares present (in person or represented by proxy) and voting. Under California law, to achieve approval for Proposals 2 and 3, the affirmative votes must also constitute at least a majority of the minimum number of shares required to establish a quorum.

•	Under California law, abstentions and broker non-votes are not counted as shares present and voting on a particular proposal, and thus will not directly affect the voting outcome on any proposal. However, abstentions and/or broker non-votes could have the indirect effect of defeating Proposals 2 or 3 if the affirmative votes cast comprise a majority of the votes present and voting, but are less than a majority of the minimum number of shares required to establish a quorum.

•	Also, under the current rules of the New York Stock Exchange, a broker or other nominee that is a member of the exchange is prohibited from voting on Proposal 2 unless the broker or other nominee receives specific voting instructions from the beneficial holder of the shares. Brokers are permitted to vote on routine matters, such as uncontested director elections (for meetings held before January 1, 2010) and ratification of auditors, without voting instructions from beneficial owners. We encourage all beneficial holders to vote by promptly returning to their brokers or other nominees the voting instruction form they receive from their nominees. Thus, if you do not give your broker specific instructions on Proposal 2, your shares may be treated as “broker non-votes” and may not be voted on this matter, and, in such event, your shares will not be counted in determining the number of shares necessary for approval of Proposal 2, although they will count for purposes of determining whether a quorum exists.

An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the meeting, and the inspector of elections appointed for the meeting will tabulate votes cast in person at the meeting.

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company expects to use the services of The Altman Group to assist in soliciting proxies and, in such event, the Company expects to pay approximately $3,000 for such services. Original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, The Altman Group. No additional compensation will be paid to the Company’s directors, officers or other regular employees for such services.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the Proxy Statement and annual report may have been sent to multiple shareholders in a shareholder’s household. The Company will promptly deliver a separate copy of either document to any shareholder who contacts the Company’s investor relations department at (408) 435-0800, or by mail to Investor Relations Department, Pericom Semiconductor Corporation, 3545 North First Street, San Jose, California 95134, requesting such copies. If a shareholder is receiving multiple copies of the Proxy Statement and annual report at the shareholder’s household and would like to receive a single copy of the proxy statement and annual report for a shareholder’s household in the future, shareholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Pursuant to the Bylaws of the Company, our Board of Directors has fixed the authorized number of directors at seven as of the date of the Annual Meeting. Seven directors will be elected at the Annual Meeting. Each of the nominees named below currently serves as a director of the Company, and each such nominee has consented to being named in this proxy statement and, if elected as a director of the Company, to serve until his term expires.

The seven nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the seven nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director, but if such unexpected event occurs, the proxy holders intend to vote all proxies received by them for such substitute nominee(s) as our Board of Directors may propose.

The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

Set forth below are the names, ages, committee memberships and certain biographical information relating to the director nominees as of October 15, 2009.

The Board of Directors recommends a vote FOR the nominees listed below.

Name of Nominee	Age	Principal Occupation	Director Since
Alex Chiming Hui	52	Chief Executive Officer, President and Chairman of the Board of Directors	1990
Chi-Hung (John) Hui, Ph.D.	54	Senior Vice President, Research and Development and Director	1990
Hau L. Lee, Ph.D. (1),(3),(4)	56	Director	1999
Dennis McKenna (1),(3),(4)	60	Director	2009
Michael J. Sophie (1),(2)	52	Director	2008
Siu-Weng Simon Wong, Ph.D. (1),(2)	55	Director	2006
Edward Y. Yang (2),(3),(4)	59	Director	2009

(1)	Member of Audit Committee.

(2)	Member of Nominating and Corporate Governance Committee.

(3)	Member of Compensation Committee.

(4)	Member of Mergers and Acquisitions Committee.

Mr. Alex Chiming Hui has been Chief Executive Officer, President and a member of the Board of Directors of the Company since its inception in June 1990, and was elected Chairman of the Board of Directors of the Company in July 1999. Mr. Hui is also the Chief Executive Officer of the Company’s subsidiaries, SaRonix-eCERA Corporation, Pericom Asia Limited and Pericom Taiwan Limited Corporation. From August 1982 to May 1990, Mr. Hui was employed by LSI Logic Corporation, most recently as its Director of Advanced Development. From August 1980 to July 1982, Mr. Hui was a member of the technical staff of Hewlett-Packard Company. Mr. Hui holds a B.S.E.E. from the Massachusetts Institute of Technology and an M.S.E.E. from the University of California at Los Angeles.

Dr. Chi-Hung (John) Hui is currently Senior Vice President, Research and Development, of the Company. Prior to November 2005, he served as the Company’s Vice President, Technology. He has been a member of the Board of Directors of the Company since its inception in June 1990. Dr. Hui also serves on the Board of Directors at one of the Company’s subsidiaries, SaRonix-eCERA Corporation and one of the Company’s affiliates, Pericom Technology, Inc. From August 1987 to June 1990, Dr. Hui was employed by Integrated Device Technology, most recently as Manager of its Research and Development Department. From August 1983 to August 1987, Dr. Hui was a member of the technical staff of Hewlett-Packard Company. Dr. Hui holds a B.S.E.E. from Cornell University and an M.S.E.E. and a Ph.D. in Electrical Engineering from the University of California at Berkeley.

Dr. Hau L. Lee has been a member of the Board of Directors since July 1999. From February 1997 through June 2002 Dr. Lee was the Kleiner Perkins, Mayfield, Sequoia Capital Professor in the Department of Industrial Engineering and Engineering Management at Stanford University, and from July 2002 through the present has been the Thoma Professor of Operations, Information and Technology Management at the Graduate School of Business at Stanford University. He is the founding and current director of the Stanford Global Supply Chain Management Forum, and has consulted extensively for companies such as Hewlett Packard, Sun Microsystems, IBM, Xilinx Corporation, Motorola and Andersen Consulting. In October 2004, Dr. Lee joined the board of Integrated Distribution Services Group, Limited, a distribution and logistics services company based in Hong Kong. Dr. Lee is a graduate of the University of Hong Kong and earned his M.S. in Operational Research from the London School of Economics and his M.S. and Ph.D. degrees in Operations Research from the Wharton School at the University of Pennsylvania.

Mr. Dennis McKenna has been a member of the Board of Directors since March 2009. He has over 20 years executive level experience in the semiconductor, computer/storage, and semiconductor services. He is currently CEO at Skycross, Inc., an RF centric antenna provider. Mr. McKenna had served as a Chairman, CEO and President for Silicon Graphics, Inc., a high performance computer workstations, servers and storage systems company, during its financial restructuring process from January 2006 through April 2007. Mr. McKenna was interim CEO and President of SCP Global Technologies in 2005, a manufacturer of semiconductor equipment for the cleaning and preparation of structured silicon wafers. Mr. McKenna also served as a Director (Board of Directors) from 2005 to 2007 at Legerity, a fables semiconductor company focused on communication infrastructure for both the carrier and consumer broadband access. From 1997 to 2004, Mr. McKenna was Chairman, CEO and President at ChipPAC, Inc., a company providing manufacturing services for semiconductor assembly and test to global semiconductor companies. He currently sits on the board of Smart Modular Technologies, a public company, and Skycross, Inc., a private company. Mr. McKenna holds a B.S. in Business Administration from Wayne State University in Detroit, Michigan

Mr. Michael J. Sophie has been a member of the Board of Directors since August 2008. Since May 2006 Mr. Sophie has served on the Boards of several private companies and has provided advisory services. From October 2007 to December 2007, Mr. Sophie served on the Board of Directors of Marvell Technology Group, a provider of storage, communications and consumer silicon solutions. From March 2003 to January 2007, Mr. Sophie served on the Board of Directors of McData Corporation, a provider of storage networking solutions.. He was previously employed at UTStarcom, Inc., a global seller of telecommunications hardware and software products, serving as chief financial officer from August 1999 through August 2005, and as chief operating officer from June 2005 through May 2006. Previously, Mr. Sophie held executive positions at P-Com, Inc., a developer of network access systems, from August 1993 to August 1999, including Vice

President Finance, Chief Financial Officer and Group President. From 1989 through 1993, Mr. Sophie was Vice President of Finance at Loral Fairchild Corporation, a unit of Loral, a defense electronics and communications company. He holds a B.S. from California State University, Chico and an M.B.A. from the University of Santa Clara. On May 1, 2008, the SEC issued an order in which UTStarcom, its then CEO, and Mr. Sophie, its then CFO, were ordered to cease and desist from causing or committing violations of federal securities laws described in the order. These laws require filing accurate periodic reports with the SEC, making and keeping accurate books and records, devising and maintaining adequate internal accounting controls, and accurately providing the officer’s certification that must accompany a publicly traded company’s periodic reports. The order states that the two individuals failed to implement and maintain adequate internal controls and falsely certified that UTStarcom’s financial statements and books and records were accurate, as more fully set forth in the order. Mr. Sophie also agreed to pay a civil fine of $75,000. Mr. Sophie consented to the order without admitting or denying the findings (other than SEC jurisdiction). The order did not prevent Mr. Sophie from serving as an officer or director of a publicly traded company.

Dr. Siu-Weng Simon Wong Dr. Siu-Weng Simon Wong has been a member of the Board of Directors since September 2006. In 1988, he joined Stanford University where he is now Professor of Electrical Engineering at Stanford University. Dr. Wong is a Fellow of the IEEE. From 2001 to 2003, Dr. Wong was the CEO of the Hong Kong Applied Science and Technology Research Institute. In 1998, Dr. Wong was a member of the team that founded Atheros Communications, a fabless semiconductor company focusing on WiFi products. From 1998 to 2000, he served as the VP of Manufacturing at Atheros. Dr. Wong is an expert in CMOS devices and integrated components for RF operations. He received his Ph.D. from the University of California, Berkeley.

Mr. Edward Y. Yang has been a member of the Board of Directors since May 2009. He has international level experience in the electronic systems industry. He retired in 2005 after over 25 years of service with Hewlett-Packard Company. He had held many important positions while working for Hewlett-Packard: VP/Chief Technology Officer (at different times, for the Personal Systems Group and Computing Systems Organization), Co-leader for the Enterprise Systems Group of the HP/Compaq merger integration, and General Manager — Singapore Networks Operation as a part of the Telecommunication Systems Business Unit. Mr. Yang serves as an independent board member for publicly traded companies Silicon Storage Technology, Inc. (traded on NASDAQ) and Lite-On IT Corporation (traded on the Taiwan Stock Exchange) and a private company, FocalTech. Mr. Yang is a general partner of iD8 Fund under the management of iD Ventures America, LLC. Mr. Yang holds a Master of Science in Electrical Engineering from Oregon State University and participated in the Executive Program of Stanford University’s Graduate School of Business.

Board Meetings and Committees

The Board of Directors of the Company held four meetings during fiscal year 2009 (“FY 2009”). During the last fiscal year, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served. The Company encourages, but does not require, its Board members to attend the annual shareholders meeting.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that a majority of the current Board members, Dr. Lee, Mr. McKenna, Dr. Wong, Mr. Sophie, and Mr. Yang, is “independent” as that term is defined in the listing rules of the NASDAQ Stock Market LLC. In addition, Millard (Mel) Phelps, who served as a director during part of FY 2009 but did not stand for re-election at the 2008 annual meeting, was determined to be independent under those listing rules.

The current members of the Audit Committee are Dr. Lee, Dr. Wong, Dennis McKenna, and Mr. Sophie, who serves as Chairman since joining the Board in August 2008. The Audit Committee held four meetings during FY 2009. The primary function of the Audit Committee is to assist the Board of Directors in overseeing management’s conduct of the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) systems of internal controls; and (3) annual independent audit of the Company’s financial statements. See “Report of the Audit Committee of the Board of

Directors.” The Board adopted and approved a written charter for the Audit Committee in April 2000 and approved an amended and restated charter in July 2004. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in the listing rules of NASDAQ.

The Board of Directors has further determined that Mr. Sophie qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

The current members of the Compensation Committee are Dennis McKenna, Edward Yang, and Dr. Lee, who serves as Chairman. The Compensation Committee held three meetings during FY 2009. The Compensation Committee, operating under a written charter, reviews and approves the compensation and benefits for the Company’s executive officers, and administers the Company’s 2004 Stock Incentive Plan, 2001 Stock Incentive Plan, the 1995 Stock Incentive Stock Plan and 2000 Employee Stock Purchase Plan. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in the listing rules of NASDAQ.

The Nominating and Corporate Governance Committee held no formal meetings in FY 2009, although the Committee was active in identifying and proposing two new Board members. The Nominating and Corporate Governance Committee was formed in October 2001 and operates under a written charter. In October 2007, the Board amended the Nominating and Compensation Committee’s charter to provide for greater focus on identifying potential Board of Director candidates. The current members of the Nominating and Corporate Governance Committee are Michael Sophie, Edward Yang, and Dr. Wong, who serves as Chairman. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the listing rules of NASDAQ. The Nominating and Corporate Governance Committee monitors the size and composition of the Company’s Board of Directors and addresses corporate governance matters. Prior to the Company’s Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee, pursuant to guidelines designed to highlight the necessary qualifications, assists the existing Board in selecting the candidates who will be presented to the Company’s shareholders for election to serve the Company until the next annual meeting.

The Nominating and Corporate Governance Committee considers and makes recommendations to the Board of Directors regarding any shareholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of shareholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Shareholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 3545 North First Street, San Jose, California 95134, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating shareholder’s ownership of the Company’s Common Stock at least 120 days prior to the anniversary of the date of the prior year’s annual meeting, to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. A notice recommending that the committee consider a candidate will not be treated as a proposal to bring business before an annual meeting unless the proponent reasonably indicates the latter intention and complies with the advance notice provisions of our bylaws referred to below under “Deadline for Receipt of Shareholder Proposals.” There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

During FY 2009, the Nominating and Corporate Governance Committee engaged David Powell Inc., a third-party recruiting firm, to identify and evaluate new director candidates. David Powell Inc. identified and evaluated Mr. McKenna as a new candidate, and he was appointed by the Board of Directors to serve as a member of the Board in March 2009. During FY 2009, independent directors serving on the Nominating and Corporate Governance Committee identified and evaluated Mr. Yang as a new candidate, and he was appointed by the Board of Directors to serve as a member of the Board in May 2009.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual’s experience in the semiconductor and related industries, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the listing rules of NASDAQ.

The Board formed its Mergers and Acquisitions Committee in August 2009. This Committee assists Pericom with evaluating mergers and acquisitions opportunities and it also may approve specified mergers and/or acquisitions or other transactions as such approval authority is delegated to it from time to time by the Board. The current members of the Mergers and Acquisitions Committee are Dr. Lee, Edward Yang and Dennis McKenna, who serves as Chairman.

Access to Corporate Governance Policies

The Company has adopted a Code of Business Conduct and Ethics that applies to, among others, the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, which is designed to qualify as a “code of ethics” within the meaning of SEC rules. Any amendments to or waivers from, any provision of the Code of Business Conduct and Ethics will be promptly disclosed to the public as respectively required by SEC rules and the NASDAQ listing rules. To the extent permitted by such requirements, the Company intends to make such public disclosure by posting the relevant material on its website in accordance with SEC rules.

The charters of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and the Company’s Code of Business Conduct and Ethics are available on the Company’s website at www.pericom.com. Copies of such documents will also be provided to any shareholder upon written request directed to Investor Relations, Pericom Semiconductor Corporation, at 3545 North First Street, San Jose, California 95134.

Communication between Shareholders and Directors

The Company’s Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of shareholders communicated to our Board are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to formally communicate with the Board of Directors may send communications directly to Alex C. Hui, Chairman of the Board, c/o Pericom Semiconductor Corporation, 3545 North First Street, San Jose, California 95134.

Compensation Committee Interlocks and Insider Participation

Pericom Technology, Inc., a British Virgin Islands corporation (“PTI”), described below under “Certain Relationships and Related Transactions,” does not have a compensation committee and the duties generally ascribed to such a committee are undertaken by the board of directors. Dr. Chi-Hung (John) Hui, an executive officer and director of the Company, is a director of PTI. Mr. Alex Hui serves as Chief Executive Officer and a director of PTI, and he is also an executive officer and director of the Company.

Relationships among Directors or Executive Officers

Mr. Hui and Dr. Hui are brothers.

Director Compensation

Compensation for non-employee directors during FY 2009 generally consisted of an annual retainer, meeting fees, committee membership fees, initial and annual share-based awards.

Annual Retainer and Committee Membership Fees

Under our non-employee director compensation policy, a non-employee director receives annual retainer and committee member fees as follows:

Type of Fee	Amount
Annual Board Retainer (1)	$25,000
Additional Annual Fee to Chairperson of Audit Committee (2)	$20,000
Additional Annual Fee to Chairperson of Compensation Committee (3)	$10,000
Additional Annual Fee to Chairperson of Nominating & Governance Committee (4)	$6,000
Additional Annual Fee to non-Chairperson Member of Audit Committee (2)	$7,500
Additional Annual Fee to non-Chairperson Member of Compensation Committee (3)	$4,000
Additional Annual Fee to non-Chairperson Member of Nominating & Governance Committee (4)	$3,000

(1)	An additional $1,000 per meeting fee will be provided for every meeting exceeding 8 annual meetings.

(2)	A $1,000 per meeting fee will be provided for every meeting exceeding 10 annual meetings.

(3)	A $1,000 per meeting fee will be provided for every meeting exceeding 5 annual meetings.

(4)	A $1,000 per meeting fee will be provided for every meeting exceeding 4 annual meetings.

Share-Based Awards

Under our non-employee director compensation policy, a non-employee director, at the time of his or her election or appointment to the Board receives (i) an initial option grant to purchase 8,000 shares of the Company’s Common Stock (the “Initial Option Grant”), and (ii) an initial grant of 4,000 restricted stock units of the Company’s Common Stock (the “Initial Unit Grant”), both of which vest over 3 years as more fully described below. Each non-employee director receives an annual award consisting of (i) an option grant to purchase 3,000 shares of Common Stock (the “Annual Option Grant”), and (ii) a grant of 1,500 restricted stock units, both of which vest after one year. The initial and annual awards described above are granted under, and are subject to, the Company’s 2001 Stock Incentive Plan or 2004 Stock Incentive Plan. The exercise price of stock option grants made under the Initial and Annual Option Grant is equal to the closing price of a share of the Company’s Common Stock on the NASDAQ Global Select Market on the date of grant.

A restricted stock unit awarded to our non-employee directors represents a contractual right to receive one share of the Company’s Common Stock if the time-based vesting requirements are satisfied. Subject to the non-employee director’s continued service, the restricted stock units subject to the Initial Unit Grant vest in three substantially equal annual installments on each of the first through third anniversaries of the grant date. Restricted stock units will generally be paid in an equivalent number of shares of the Company’s Common Stock as they become vested.

The table below summarizes the compensation earned by our non-employee directors during the fiscal year ended June 27, 2009. Mr. Alex Chiming Hui and Dr. Chi-Hung (John) Hui are employees, executive officers, and directors of Pericom. They are not included in the table below because they do not receive any additional compensation for services provided as directors.

Directors Compensation Table for the Fiscal Year Ended June 27, 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1), (2)	Option Awards ($) (1), (2)	Total ($)
Hau Lee, Ph.D.	$45,500	$4,577	$4,067	$54,144
Dennis McKenna (3)	6,250	1,407	2,287	9,944
Michael J. Sophie	41,948	5,297	14,935	62,180
Siu-Weng Simon Wong, Ph.D.	41,000	4,577	4,067	49,644
Edward Y. Yang (4)	—	1,407	1,357	2,764
Millard (Mel) Phelps (5)	24,375	—	—	24,375

(1)	These dollar amounts reflect the compensation expenses recognized by our company in FY 2009 for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) (disregarding any estimate for forfeitures), for all equity awards made in or before FY 2009. Therefore, these amounts do not represent payments actually received by the directors. The assumptions used to calculate the value of the awards are set forth in Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended June 27, 2009.

For equity awards granted in FY 2009, the grant date fair value computed in accordance with FAS 123(R) was as follows:

	Grant Date	Stock Awards ($)	Option Awards ($)
Hau Lee, Ph.D.	12/11/2008 2/9/2009	$12,105	$7,498
Dennis McKenna	3/30/2009 5/11/2009	32,720	28,082
Michael J. Sophie	8/21/2008 11/10/2008	25,280	52,647
Siu-Weng Simon Wong, Ph.D.	12/11/2008 2/9/2009	12,105	7,498
Edward Y. Yang	5/11/2009 5/11/2009	32,720	31,554

(2)	For these directors, the aggregate number of unvested stock awards and unexercised option awards outstanding at June 27, 2009 were:

	Unvested Stock Awards (# of shs)	Unexercised Option Awards (# of shs)
Hau Lee, Ph.D.	1,500	59,000
Dennis McKenna	4,000	8,000
Michael J. Sophie	4,000	8,000
Siu-Weng Simon Wong, Ph.D.	1,500	21,000
Edward Yang	4,000	8,000

(3)	Mr. McKenna joined our Board at the end of March 2009.

(4)	Mr. Yang joined our Board in May 2009.

(5)	Mr. Phelps did not stand for re-election at the 2008 annual meeting, did not receive any equity award grants from the Company in FY 2009, and did not hold any equity awards granted by the Company at June 27, 2009.

The required vote for Proposal No. 1 is described above under “Information Concerning Solicitation and Voting — Voting and Solicitation.”

The Board of Directors unanimously recommends a vote FOR the election of each of the seven director nominees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.

PROPOSAL NO. 2
APPROVAL OF THE PERICOM SEMICONDUCTOR CORPORATION
2010 EMPLOYEE STOCK PURCHASE PLAN

General

The Company currently maintains the 2000 Employee Stock Purchase Plan, pursuant to which employees are provided with the opportunity to purchase shares of the Common Stock of the Company (the “Current Purchase Plan”). The Current Purchase Plan is scheduled to expire in October 2010. In anticipation of the expiration of the Current Purchase Plan, the Board has adopted a new employee stock purchase plan, subject to shareholder approval. The Company believes that an employee stock purchase plan is necessary for us to maintain and compete for qualified employee talent in our market, including markets outside of the United States, and to enable the broad range of our employees to continue to purchase the Common Stock of the Company.

The Company’s shareholders are being asked to approve the adoption of the Company’s 2010 Employee Stock Purchase Plan (the “Purchase Plan”). In the following discussion of the Purchase Plan capitalized terms have the same meanings as defined in the Purchase Plan, unless otherwise noted.

The purpose of the Purchase Plan is to provide employees of the Company and its Designated Parents, Subsidiaries and Affiliates with an opportunity to purchase Common Stock of the Company (the “Shares”) through accumulated payroll deductions. The Purchase Plan provides for the grant of options that qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Purchase Plan also provides for the ability to grant options that do not qualify with Section 423 of the Code in order to provide the Company increased flexibility to grant options to its non-U.S. employees. The provisions of the Purchase Plan providing for the grant of options intended to qualify under Section 423 of the Code shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The Purchase Plan is intended to enable the Company and its Designated Parents, Subsidiaries or Affiliates to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, to promote the success of the Company’s business, and to increase shareholder value by further aligning the interests of its employees with the interests of the Company’s shareholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance.

A total of 2,000,000 Shares have been reserved for issuance under the Purchase Plan. If approved by the shareholders of the Company, the Purchase Plan will become effective on the day preceding the last exercise date of the Current Purchase Plan.

New Plan Benefits. As of the date of this Proxy Statement, no officer has been granted any rights under the proposed Purchase Plan. Accordingly, the benefits to be received pursuant to the Purchase Plan by the Company’s officers and employees are not determinable at this time.

The required vote for Proposal No. 2 is described above under “Information Concerning Solicitation and Voting — Voting and Solicitation.”

The Board of Directors unanimously recommends a vote FOR approval of the 2010 Employee Stock Purchase Plan

A general description of the principal terms of the Purchase Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the Purchase Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated by reference herein.

General Description

The purpose of the Purchase Plan is to provide employees of the Company who participate in the Purchase Plan with an opportunity to purchase Shares through a company-sponsored program. The Purchase Plan provides for the right of participants to make purchases that are intended to qualify under the provisions of Section 423 of the Code and also provides for purchase rights that do not so qualify. Employees of the Company and its Designated Parents or Subsidiaries are eligible to participate in the Purchase Plan. Employees of a Designated Affiliate of the Company may also participate in the Purchase Plan, but they are not eligible to make purchases that qualify under Section 423 of the Code. Directors who are not employees are not eligible to participate. As of October 15, 2009, approximately 194 persons were in the class of persons eligible to participate in the Purchase Plan.

A total of 2,000,000 Shares have been reserved for issuance under the Purchase Plan. If approved by the shareholders of the Company, the Purchase Plan will become effective on the date immediately preceding the last exercise date of the Current Purchase Plan. Unless terminated earlier by the Board, the Purchase Plan will terminate on the earlier of the date on which all of the Shares available for issuance under the Purchase Plan have been sold and the date on which all options have been exercised in connection with the dissolution, liquidation or Change in Control of the Company.

Any person who is employed by the Company (or any of its Designated Subsidiaries, Parents or Affiliates) is eligible to participate in the Purchase Plan provided that the employee is employed on the first day of an Offering Period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the commencement of the applicable Offering Period. An eligible employee’s payroll deductions may be up to 10% of the employee’s eligible compensation, subject to certain limitations.

The Purchase Plan is implemented by consecutive Offering Periods of six months in duration or such other period as may be established by the Board or administering committee. The Board or the administering committee may alter the duration of the Offering Periods, up to a maximum of 27 months, without shareholder approval. Certain additional limitations on the number of Shares which may be purchased in any calendar year are imposed by the Code.

The price per share at which Shares are sold under the Purchase Plan is established by the Board or the administering committee, but may not be less than the lower of (i) 85% of the fair market value of the Shares on the date of commencement of the Offering Period and (ii) 85% of the fair market value of the Shares on the Exercise Date. As of October 15, 2009, the fair market value of a Share was $11.95. The fair market value of the Shares on a given date is determined by the Board based upon the closing sale price of the Shares on the NASDAQ Global Select Market as of such date. The number of Shares which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the Shares or the capital structure of the Company. The Company makes no cash contributions to the Purchase Plan, but bears the expenses of administration. The Purchase Plan may be administered by the Board or a committee of the Board, each of which has the authority to determine the terms and conditions under which Shares are to be offered and corresponding options are to be granted under the Purchase Plan for any Offering Period during the term of the Purchase Plan, and to resolve all questions relating to the administration of the plan, among other powers and authority.

On the last day of the offering period, the Company will automatically apply the funds in the participant’s account to purchase at the designated purchase price whole Shares only. Notwithstanding the foregoing, (i) no employee will be permitted to subscribe for Shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), (ii) no employee may be granted an option which would permit the employee to buy pursuant to the Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year, and (iii) employees shall not be permitted in any Offering Period to purchase more than 1,000 shares or accrue more than $10,000 to purchase Shares in any Offering Period. In the event that the limits are exceeded, the participant’s payroll deduction or other contributions will be returned, generally without interest, unless otherwise required under applicable law.

A participant may increase (up to the 10% rate limit) or decrease the rate of his or her payroll deduction for the remainder of an Offering Period by filling out a new subscription agreement and delivering it to the Company (or its designee). The reduced rate will become effective with the first full payroll period following five business days after he Company receives the form unless the Company elects to process changes more quickly, and will remain in effect for the entire Offering Period and each subsequent Offering Period.

A participant’s participation in a given Offering Period may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable Offering Period (or earlier, to the extent required by the Board or the administering committee). Any withdrawal by the participant of accumulated payroll deductions for a given Offering Period automatically terminates the participant’s participation in that Offering Period.

No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

In the event of a participant’s death, any accumulated payroll deductions not used to purchase Shares will be paid to and any Shares credited to his or her account will be transferred to the participant’s heirs or estate as soon as reasonably practicalbe following the participant’s death.

The maximum number of Shares available for sale under the Purchase Plan, the maximum number of Shares that each participant may purchase during each offering period, as well as the price per Share and number of Shares covered by each option under the Purchase Plan that has not yet been exercised will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from any extraordinary dividend or other extraordianary distribution, recapitalization, stock split, reverse stock split, split-up or spin-off, or any other change in the number of Shares effected without receipt of consideration by the Company.

In the event of a proposed dissolution or liquidation by the Company, the offering period then in progress will be shortened by setting a new exercise date, and will terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless otherwise provided by the Board or the administering committee. In the event of a Change in Control, to the extent an outstanding option is not assumed by the successor corporation, the offering period then in progress will be shortened by setting a new exercise date prior to the consummation of the Change in Control.

The Purchase Plan may be amended or terminated by the Board without shareholder approval, subject to appplicable law or stock exchange rules, except that any amendment or termination that adversely affects outstanding rights under the Purchase Plan will require the consent of the affected participant.

Certain Federal Tax Consequences

The following summary briefly describes U.S. federal income tax consequences of rights under the Purchase Plan, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Purchase Plan should consult their own professional tax advisors concerning tax aspects of rights under the Purchase Plan. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below.

Amounts deducted from a participant’s pay under the Purchase Plan are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the Purchase Plan, or, in the case of purchase rights granted under the 423 component of the Purchase Plan, purchases Shares under the Purchase Plan.

423 Component. Rights to purchase Shares granted under the 423 component of the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the Shares purchased under the Purchase Plan are sold or otherwise disposed of.

If a participant disposes of Shares purchased pursuant to the Purchase Plan within two (2) years after the first day of the Offering Period or within one (1) year of the purchase of the Shares (the “Minimum Holding Period”), the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of the Shares in an amount equal to the excess of the fair market value of the Shares on the day the Shares were purchased over the purchase price the participant paid for the Shares. In addition, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Shares and the participant’s basis in the Shares (that is, the purchase price plus the amount taxed as compensation income).

If a participant disposes of the Shares purchased pursuant to the Purchase Plan at any time after the Minimum Holding Period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of the Shares at the time of such disposition over the amount paid for the Shares, or (b) the excess of the fair market value of the Shares as of the date the participant entered the offering period over the purchase price (determined as of the date the participant entered the offering period). In addition, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Shares and the participant’s basis in the Shares (that is, the purchase price plus the amount, if any, taxed as compensation income).

The Company generally will not be allowed any additional deduction by reason of a participant’s purchase of Shares under the Purchase Plan. However, if a participant disposes of the Shares purchased pursuant to the Purchase Plan within the Minimum Holding Period, the Company will be entitled to a deduction in an amount equal to the compensation income recognized by the participant. If a participant disposes of Shares purchased under the Purchase Plan after the Minimum Holding Period, the Company will not receive any deduction for federal income tax purposes with respect to the Shares.

Non-423 Component. If the purchase right is granted under the non-423 component of the Purchase Plan, then the amount equal to the difference between the fair market value of the Shares on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss.

The Company will generally be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations. For U.S. participants, FICA/FUTA taxes will be due in relation to ordinary income earned as a result of participation in the non-423 component of the Purchase Plan.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Burr, Pilger & Mayer LLP conducted the audits of our financial statements for fiscal years 2009 and 2008. The Audit Committee has re-appointed Burr, Pilger & Mayer LLP as the independent registered public accounting firm to conduct the fiscal year 2010 audit of our financial statements, and the Board of Directors requests that our shareholders ratify this appointment.

Representatives from Burr, Pilger & Mayer LLP are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Burr, Pilger & Mayer LLP for the audit of the Company’s annual financial statements for the year ended June 27, 2009 and June 28, 2008, and fees billed for other services rendered by Burr, Pilger & Mayer LLP during those periods.

	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$800,430	$601,503
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

(1)	Audit Fees consist of fees and expenses billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings or engagements.

(2)	There were no Audit-Related Fees incurred in FY 2009 or 2008 which would have consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	There were no Tax Fees incurred in FY 2009 or 2008 which would have consisted of fees billed for professional services rendered for tax compliance, tax advisor and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	There were no All Other Fees incurred in FY 2009 or 2008 which would have consisted of fees for products and services other than the services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and his pre-approvals are then communicated to the full Audit Committee at its next meeting.

No audit-related, tax or other non-audit services were approved by our Audit Committee pursuant to the de minimis exception to the pre-approval requirement under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X during the 2009 or 2008 fiscal year.

The required vote for Proposal No. 3 is described above under “Information Concerning Solicitation and Voting — Voting and Solicitation.”

The Board of Directors unanimously recommends a vote FOR the ratification of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning the executive officers and directors of the Company and their respective ages as of October 15, 2009:

Name	Age	Position(s)
Alex Chiming Hui	52	Chief Executive Officer, President and Chairman of the Board of Directors
Chi-Hung (John) Hui, Ph.D.	54	Senior Vice President, Research and Development and Director
Angela Chen	51	Vice President, Finance and Chief Financial Officer
Gerry Liu, Ph.D.	52	Senior Vice President, Marketing
Hau L. Lee, Ph.D. (1), (3), (4)	56	Director
Dennis McKenna (1), (3), (4)	60	Director
Michael J. Sophie (1), (2)	52	Director
Siu-Weng Simon Wong, Ph.D. (1), (2)	55	Director
Edward Yang (2), (3), (4)	59	Director

(1)	Member of Audit Committee.

(2)	Member of Nominating and Corporate Governance Committee.

(3)	Member of Compensation Committee.

(4)	Member of Mergers and Acquisition Committee.

Biographical information concerning directors, who are standing for re-election to the Board, is set forth in “Proposal No. 1—Election of Directors” of this proxy statement. Set forth below is biographical information concerning the Company’s executive officers who are not directors.

Ms. Angela Chen has been Vice President, Finance and Chief Financial Officer of the Company since April 2006. Ms. Chen was VP Finance, Asia for the Company, overseeing the financial activities of the Company’s Asian operations including Pericom Taiwan Ltd, Saronix-eCERA and Pericom Technology, Inc. (“PTI”), from August 2005 until April 2006. Previously, Angela held the role of CFO and VP of Finance, Administration & IT of PTI, Pericom’s affiliated company in Asia, since May 2002. Prior to joining Pericom in 2002, Angela was Chief Operating Officer and VP, Finance, Administration & Operations of Feiya Technology Corporation, a technology company designing memory controllers and their applications, from 2001 to 2002, and was CFO and VP, Finance, Administration and IT with terminal manufacturer Wyse Technology Taiwan Ltd. From 1996 through 2001. Angela received her MBA with a major in Accounting from National Taiwan University, and her BA with a major in Accounting from Soochow University in Taiwan.

Dr. Gerry (Shao-Hung) Liu joined Pericom in May 2007 as Senior Vice President of Marketing. Prior to joining the Company, Dr. Liu was the Vice President of Marketing and CFO at S3 Graphics, an affiliate of VIA Technologies, a manufacturer of motherboard chipsets. Among his accomplishments during his seven years at VIA/S3 Graphics, he led the strategic restructuring of the company, which VIA acquired in 2000. Prior to joining VIA in 2000, Dr. Liu was Division President of Video Graphics at Trident Microsystems after serving as corporate Senior Vice President of Marketing. He was President and Founder of Knights Technology which was acquired by Electroglas, as well as Omega Micro which was later acquired by Trident Technologies. Dr. Liu has served as a director on multiple technology association boards and has been the recipient of the National Friendship Award by the China State Administration of Foreign Experts Affairs for his long-term contribution to its technology industry. Additionally, he received an Outstanding Alumni Award from the University of Illinois where he received his M.S.C.S. Dr. Liu also holds a B.S.E.E. from National Taiwan University and a Ph.D. in Computer Science from the University of California at Berkeley.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our compensation program in FY 2009 for Alex Chiming Hui, our Chief Executive Officer (the “CEO”); Chi-Hung (John) Hui, our Senior Vice President, Research and Development; Angela Chen our Vice President, Finance and Chief Financial Officer; and Dr. Gerry (Shao-Hung) Liu, Senior Vice President, Marketing (collectively, the “named executive officers”).

Overview of Executive Compensation Program and Objectives

We believe we have a results-oriented executive compensation program. Our overall target executive compensation levels are in accordance with market compensation, but actual payment of the annual performance bonuses requires successful Company and individual performance. Our executive compensation program is designed to attract and retain qualified executive officers with strong leadership skills, commensurate knowledge and appropriate experience, while also considering the level of responsibility and performance required in each of the executive positions. In general, executives with the highest level and amount of responsibility have the lowest percentage of their annual compensation as base salary and highest percentage of their compensation at risk. In FY 2009, our executive compensation program consisted of these principal elements: (1) base salary; (2) an annual performance cash bonus, (3) long term incentive compensation in the form of stock options and restricted stock units; and (4) personal benefits.

Objectives of our Compensation Program

The primary goal of our executive compensation program is to create and enhance the long-term value of shareholders’ equity. To reach this primary goal, we use various compensation elements, including base salary, performance based cash compensation, incentive share-based compensation and an employee stock purchase plan. We have developed our programs to fulfill several secondary goals:

•	To attract talent to our executive management team;

•	To align our executives’ objectives with the objectives of our shareholders;

•	To encourage the development of long-term corporate financial goals;

•	To foster fair treatment and respect for all our employees;

•	To empower our team to perform their functions ethically and forthrightly; and

•	To retain our professionals for long-term productive careers.

We review each executive’s compensation elements and the results each executive has obtained on an annual basis, modifying each package to optimize our team’s performance. In particular, the Compensation Committee (“the Committee”) of the Board of Directors reviews:

•	The executive officer’s level of responsibilities;

•	The executive officer’s achievement of goals and objectives which were established by the Committee for that executive in the prior year;

•	The executive officer’s contribution to our financial results;

•	The executive officer’s introduction of new initiatives to enhance the Company’s performance; and

•	The executive officer’s demonstrated leadership effectiveness.

We set overall target compensation in line with the average compensation level of selected companies to which we annually compare our executive compensation (as further described under “Elements of Our Compensation Program: Why We Chose Each, How Each Was Related to Our Objectives and How We Determined the Amounts” below). Fifty percent of actual bonus compensation depends on the successful achievement of financial performance goals against a specific performance metric for the Company and the remaining fifty percent of the annual bonus compensation depends on successful achievement of specified individual performance goals for each Executive.

What Our Compensation Program is Designed to Reward

Our executive compensation program is designed primarily to reward the achievement of financial goals using metrics which we believe are the best indicators of success for our business. Since we believe that a growing, profitable company creates stockholder value, the design of our executive compensation program in FY 2009 emphasizes the achievement of various measures of profitability and growth.

Company performance comprises fifty percent of the annual performance cash bonus plan. The metric we selected for our annual performance cash bonus plan is our actual diluted earnings per share for the fiscal year in comparison to previously established diluted earnings per share goal. The remaining fifty percent of the annual performance cash bonus is based on individual metrics which were tailored to each executive’s position and role at Pericom. Similar executive responsibilities were assigned similar bonus percentages but revenue goals were more highly weighted. We designed our annual performance cash bonus plan to emphasize stockholder value creation through improvement in the financial performance of our Company and achievement of individualized targets relating to the portions of our business that these executives oversee and manage.

Through the use of stock options and restricted stock units, our executive compensation program is also designed to reward growth in our stock price, which directly benefits our stockholders, and to provide strong incentives for the executives to remain employed with us.

Elements of Our Compensation Program: Why We Chose Each, How Each Was Related to Our Objectives and How We Determined the Amounts

In FY 2009, our executive compensation program consisted of the following four principal elements: (1) base salary; (2) annual performance cash bonus; (3) long-term incentive compensation in the form of stock options and restricted stock units; and (4) personal benefits. The principal elements of our executive compensation program in FY 2009 are described below.

Base Salary. Base salary represents the single, fixed component of the four principal elements of our executive compensation program and is intended to provide a baseline, minimum amount of annual compensation for our executives.

Our Chief Executive Officer (the “CEO”) reviews the compensation of each of the other executive officers each year, applying various measurement scores to each officer’s achievement of certain performance goals which were set for the prior year. The CEO presents the results of the measurements, along with his current compensation recommendations, to the Compensation Committee of the Board of Directors, comprised of independent directors, annually. The Committee reviews each executive’s performance, as measured and reported by the CEO, reviews the overall Company’s performance as related to the goals set by the Board of Directors and either grants or amends the CEO’s recommendations, based on the Committee members’ judgment of the facts and circumstances.

The Committee uses a variety of tools to assist in determining appropriate executive officer compensation and the components of that compensation, including, but not limited to, our performance, the executive’s performance, independent surveys, and comparisons to public records of similarly sized industry peers. In considering the compensation by competitors, the Committee did not utilize any specific or numeric percentile or other benchmark in the comparison with these industry peers. Currently, the companies used in compensation comparisons are:

Ikanos Communications. Monolithic Power Systems Inc. Netlogic Microsystems Inc. Pixelworks, Inc. PLX Technology, Inc. Trident Microsystems, Inc.

The Compensation Committee of the Board of Directors, comprised of independent outside directors, determines the annual salary for our CEO. The Compensation Committee determines the CEO’s compensation following criteria similar to those used to determine the compensation for our other executive officers. Because our CEO is the most responsible for the Company’s overall performance, more of his potential compensation is tied to the Company’s financial performance.

Special Study for Fiscal 2009. In the spring of 2008, the Compensation Committee retained Compensia, Inc., a national compensation consulting firm (“Compensia”) to perform a one-time analysis of the cash and non-cash compensation of Pericom’s senior officers as well as the equity compensation of Pericom employees generally. This analysis included comparative data from a peer group consisting of the following:

Actel	Advanced Analogic Technologies	Applied Micro Circuits
Cirrus Logic	DSP Group	Exar
Integrated Silicon Solutions	Lattice Semiconductor	Leadis Technology
Micrel	Mindspeed Technologies	Monolithic Power Systems
Netlogic Microsystems	PLX Technology	Rambus
Semtech	Techwell	Volterra Semiconductor

Compensia presented the results of its analysis to the Committee, and the presentation included observations that Pericom’s executive target total cash compensation is below the 25th percentile of the chosen peer group, executive target total direct compensation is between the 25th and 50th percentiles of the chosen peer group, and executive unvested equity holdings are below typical benchmarks. The Committee recommended to the Board that the compensation of the executives of Pericom should be increased to be closer to the median of the peer group norm as identified by Compensia. The Committee observed that this should be done gradually, although the Committee believed that an increase of unvested equity holdings was more urgent for purposes of retention. As a result of the Compensia study and other considerations, for fiscal 2009 the Committee increased the CEO’s annual base salary by 2% and the base salaries of the other executive officers between 1% and 2%, except that the CFO received an 11% increase.

Our CEO, Mr. Hui, also serves as the chief executive officer and on the Board of Directors of our subsidiary, SaRonix-eCERA Corporation (“SRe”). In FY 2009, SRe paid Mr. Hui a salary of $31,336. In FY 2008, SRe paid Mr. Hui a salary of $29,576, plus a $22,977 stock dividend and a bonus of $24,278. In FY 2007, SRe paid Mr. Hui a salary of $27,374 and a bonus of $20,144.

Annual Performance Cash Bonus. Our annual performance cash bonus plan is formula-based and seeks to motivate our senior executives by rewarding them when our annual financial performance goals are met or exceeded and on the executive officer’s contribution to the Company’s achievement of specified financial and performance goals which we measure and monitor on an annual basis. The specific bonus formulas were selected to achieve target cash bonus amounts for our named executive officers based on corporate financial performance goals and on non-financial performance goals and targets that we chose for FY 2009. The specific bonus formulas have also been selected so that the relative difficulty of achieving the FY 2009 target bonuses generally increased as compared to achieving the fiscal 2008 target bonuses. We intend to continue this performance cash bonus plan for fiscal 2010.

The Company’s financial performance goals for FY 2009 were tied to diluted income per share. The Company’s non-financial performance goals were assigned to individual executive officers and related to each officer’s function in the Company. These non-financial goals included such things as attaining a certain market-share, industry leadership, product innovation and development, operational efficiency and excellence, cost containment, innovation, development of new markets, increases in sales to existing customers, process improvement, retention of staff, meeting deadlines, improvement in customer satisfaction and reducing waste.

Corporate Financial Performance Goals

The Committee determined the financial performance goal for the Company for FY 2009 would be to achieve diluted income per share of $0.79 for the fiscal year. One-half of each executive officer’s bonus payment was calculated based on multiplying one-half of the officer’s target bonus by (a) the percentage of the Company’s actual financial performance to its target goal and (b) the percentage rating of the executive officer’s actual performance against the executive officer’s target goals. For example, if the Company reached

75% of its diluted EPS target for FY 2009, an executive officer met 80% of the individual goals for his position and the target maximum bonus was $50,000, then the officer would have received 75% x 80% x 50,000/2 or $15,000 for the Company’s financial performance portion of his bonus.

Corporate Non-Financial Performance Goals

The remaining one-half of each executive officer’s bonus was determined based on such executive officer’s performance, unrelated to the Company’s financial performance. Continuing the illustration in the previous paragraph, with the executive officer achieving 80% of his or her individual goals, the officer would receive 80% x 50,000/2 or $20,000 for the non-financial performance portion of the bonus plan.

The Compensation Committee believes that this bonus plan is fair and equitable, rewarding strong performance while penalizing poor performance even in situations where the Company does well.

The Committee determined a minimum level of individual performance which each executive officer had to obtain before he or she could be eligible for any part of his or her bonus. If an individual executive officer did not reach at least the sixtieth percentile of achievement in his or her personal performance measurement in FY 2009 that officer would not be eligible for any part of the bonus. If the Company did not reach at least the fiftieth percentile in its performance measurement, the Company performance based part of the bonus would not have been paid.

The following table lists the specific performance goals that we set for each of our executive officers for FY 2009 and weighting assigned to corporate non-financial performance goals:

Named Executive Officer	Individual Performance Goals Set for FY 2009
Alex Chiming Hui	Achievement of predetermined Corporate EPS performance and the average combined performance of the executive officer staff (collectively weighted at 100%)

Chi-Hung (John) Hui	Achieve research, development and implementation of advanced product features for specific product lines and for new business opportunities (collectively weighted at 85%)

Achieve implementation of other advanced product features for a specific product line (15%)

Angela Chen	Implementation of information technology infrastructure, performance of specific reporting goals (collectively weighted at 65%)

Performance of specific financial goals (collectively weighted at 35%)

Gery (Shao-Hung) Liu	Increase margin and revenue share for specific product lines and territories, achieve specific revenue growth for new product and new design introductions (collectively weighted at 65%)

Marketing and product proposals and assessments, other operating objectives and other financial measurements (collectively weighted at 35%)

In FY 2009 the Compensation Committee set the CEO’s bonus at a maximum level of 45% of his base salary provided 100% of the Company’s financial performance and 100% of his individual goals were reached. Similarly, the maximum bonuses of the other executive officers for FY 2009 range from 25% to 35% of those executives’ base salaries provided that 100% of the Company’s financial performance and 100% of each officer’s individual goals were reached.

We believe the most important factor against which we measure each executive officer’s performance is delivery of the Company’s financial performance in comparison to target, and secondarily the individual’s performance in comparison to individual objectives and goals. Accordingly, as the Company’s actual diluted EPS for FY 2009 was $0.24 or 30% of the $0.79 target, the Committee determined that no bonuses would be paid to the executives for the year.

Because our performance cash bonus plan is incentive for performance to occur over the bonus plan period, the awards under this plan are reported in the Non-Equity Incentive Plan columns of the Summary Compensation and Grants of Plan-Based Awards for the Fiscal Year Ended June 27, 2009 tables under “Executive Compensation” below.

Long-term Incentive Compensation — Stock Options and Restricted Stock Units. In FY 2009, our equity incentive program for our senior executives consisted of stock options and awards of restricted stock units.

Stock options give the executives the right to purchase at a specified price (that is, the market price of our common stock on the date when the option is granted) a specified number of shares of our common stock for a specified period of time (generally ten years), and the executives can exercise this right as the options vest (i.e., become exercisable) for the remainder of the term. Our executives realize value on these options only if our stock price increases (which benefits all shareholders) and only if the executives remain employed with us beyond the date their options vest. Generally, the options granted to our senior executives vest 25% each year over a period of four years and have an exercise price equal to fair market value of our common stock on the grant date.

Restricted stock units (“RSUs”) are also known as “full value awards” and are awards for which the recipient pays no exercise or purchase price. RSUs allow our executives to realize value irrespective of price movements in the stock as long as they remain employed with us beyond the date their RSUs vest. Thus RSUs can continue to provide incentives even as stock options go “underwater” in economic downturns. Generally, the RSUs granted to our senior executives vest 25% each year over a period of four years. An exception was that the Committee made a special RSU grant in February 2009 on which initial vesting is 50% after two years and 25% after each of years 3 and 4.

Our Compensation Committee determines the numbers of options to purchase the Company’s common stock and units of restricted stock that are granted to each executive officer. The Compensation Committee determines the size and mix of each grant based on the executive officer’s position, level of responsibility and longevity in employment. The Committee authorizes grants to executive officers periodically, and in most cases, annually. The Company issues stock options with exercise prices that equal the fair market value of the underlying stock on the date of the grant.

The Compensation Committee believes that equity awards align our executive officers’ interests with our shareholders’ interests by creating a direct association between the officers’ compensation and our shareholders’ return on their investment in the Company. The Committee also believes that this form of compensation provides our executives with a significant, long-term interest in the Company’s success and growth. In addition, the Committee believes equity awards help retain key executives, especially in the competitive market in which the Company operates.

Accordingly, the Committee determines appropriate levels of equity awards when reviewing each executive officer’s annual compensation package. The Committee considers several factors in their determination of appropriate awards, including prior performance, length of service, related responsibilities, other components of compensation, comparisons to awards to individuals in similar positions in our industry and the accomplishment of goals and directives.

The Company has not yet made stock option or restricted stock unit grants for fiscal 2010.

Personal benefits

Retirement Plans

We offer all our employees an opportunity to participate in the Company-sponsored, employee-funded 401(k) plan. Each employee can defer a certain amount of their compensation up to a certain statutory limit. Income earned from the deferred compensation is not taxable until certain age and other requirements occur. This benefit provides retirement payments after the employee reaches a certain age.

Employee Stock Purchase Plan

We offer all our employees, except executive officers who also serve on the Board of Directors, entry into our employee stock purchase plan. This plan provides the employee the opportunity to purchase the Company’s common stock at a discounted price at certain preset times during the year. Currently, purchases under the plan can be made with up to 10% of the employee’s compensation up to certain limitations set by the IRS. The plan offers certain tax benefits to any employee who holds the stock for a prescribed length of time.

Tax and Accounting Considerations in Compensation

Income tax regulations involved in compensation, especially share-based compensation, are complex and restrictive. Numerous regulations and Internal Revenue Code (“IRC”) sections contribute to limitations on the amounts of compensation that we can deduct for income tax purposes and in which periods those deductions can be taken. As a result we employ independent tax experts to advise us on the proper treatment of our compensation plans.

In addition, IRC Section 162(m) disallows any tax deduction for compensation in excess of $1 million paid to any executive officer whose total compensation is required by Securities and Exchange Commission rules to be reported in our annual proxy statement. The provisions of Section 162(m) exclude certain types of performance-based remuneration, but only if:

•	the performance goals are set by a committee comprised of outside directors,

•	the performance goals are disclosed to and approved by a majority of the shareholders prior to payment and

•	if the committee determining the performance goals certifies that the goals have been satisfied.

While we have not exceeded this limitation in the past, the Compensation Committee may, in the future, elect to compensate any of our executive officers with amounts that may exceed this overall limitation.

We accrue the cost of our non-equity compensation periodically throughout the year, accruing approximately 25% of the expected cost each quarter. Once final calculations of the non-equity compensation are completed in the first quarter of the following fiscal year, we adjust the accrued balance to the actual cost incurred. In fiscal 2009, the bonus accrual was reversed before the books were closed.

We account for share-based compensation following FAS 123R. FAS 123R requires that we recognize the cost of stock option and restricted stock unit awards over the vesting period of the compensation for financial statement purposes, using the Black-Scholes-Merton stock-option valuation methodology.

Change in Control Agreements with Our Executive Officers

All of our executive officers serve the Company on an at-will basis.

The Company entered into change in control agreements with each of the executive officers which provide a continuation of benefits and severance payments in the event of a change of control of the Company. These benefits and payments are described below under the heading “Potential Payments upon Termination or Change in Control.”

COMPENSATION COMMITTEE REPORT

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Pericom specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Dr. Hau Lee, Chairman

Dennis McKenna

Edward Yang

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Company’s Chief Executive Officer, Chief Financial Officer and each of the other executive officers of the Company, which we refer to as our “named executive officers.” Currently, the Company has in addition to its Chief Executive Officer and Chief Financial Officer, only two other executive officers. We refer to our fiscal years ended June 27, 2009, June 28, 2008, and June 30, 2007, as “FY 2009,” “FY 2008,” and “FY 2007” respectively.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
Alex Chiming Hui	2009	$307,933	(1)	$108,611	$257,536	$—		$13,680	$687,760
Chief Executive Officer,	2008	309,788	(1)	—	154,883	152,888	(1)	12,332	629,891
President and Chairman	2007	277,646	(1)	—	117,180	88,286	(1)	12,000	495,112
of the Board

Angela Chen	2009	211,809	(1)	25,292	110,401	—		—	347,502
Vice President, Finance	2008	188,077	(1)	—	81,371	71,402	(1)	—	340,850
and CFO	2007	180,000	(1)	—	61,507	55,086	(1)	20,000	316,593

Dr. Chi-Hung (John) Hui	2009	244,528	(1)	64,337	164,588	—		13,680	487,133
Senior Vice President,	2008	223,051	(1)	—	107,201	94,016	(1)	12,332	436,600
Research and	2007	217,011	(1)	—	77,303	62,645	(1)	12,000	368,959
Development

Dr. Gerry (Shao-Hung) Liu	2009	211,467		30,033	141,744	—		—	425,644
Senior Vice President,	2008	174,267		—	122,255	42,400		—	338,922
Marketing	2007	32,308	(2)	—	20,155	6,667		—	59,130

(1)	A portion of these amounts represents compensation earned by Alex Chiming Hui, Angela Chen and Chi-Hung (John) Hui from our 99.9%-owned subsidiary Saronix-eCERA (“SRe”), as described in more detail below under “Certain Relationships and Related Transactions.”

(2)	Dr. Liu joined the Company in May 2007, and we have elected to report his compensation for the short period he served in fiscal 2007.

(3)	The amounts shown in this column represent the share-based compensation expense the Company recognized, without considering estimated forfeitures, in its Consolidated Statement of Operations for FY 2009, 2008 and 2007, in conformity with FAS 123R. The compensation expense may include expenses related to awards issued in and prior to FY 2009. The amounts shown here do not represent actual payments in the years indicated or the value that may be realized upon exercise of the options. The assumptions used to calculate the value of the awards are set forth in Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended June 27, 2009.

(4)	The amounts shown in this column were accrued and awarded for the fiscal year shown and paid in the first quarter of the following fiscal year.

(5)	For the years shown, these amounts include automobile allowances for Alex Chiming Hui and Chi-Hung (John) Hui, and in fiscal 2007 a relocation allowance for Angela Chen.

Grants of Plan-Based Awards for the Fiscal Year Ended June 27, 2009

The following table shows all plan-based awards which Pericom granted to the named executive officers during FY 2009. The equity awards are also reported in the Outstanding Equity Awards table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)
Name	Grant Date	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number Of Securities Underlying Options (#)(3)	Exercise Or Base Price Of Options Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($)
Alex Chiming Hui	— 8/11/2008 8/11/2008 2/9/2009	$124,469	20,000 53,600	48,000	$15.45	$334,963 309,000 432,552

Angela Chen	— 8/11/2008 8/11/2008 2/9/2009	63,543	4,000 15,400	12,000	$15.45	83,741 61,800 124,278

Chi-Hung (John) Hui	— 8/11/2008 8/11/2008 2/9/2009	85,585	10,800 36,400	24,000	$15.45	167,482 166,860 293,748

Gerry Liu	— 8/11/2008 8/11/2008 2/9/2009	52,867	5,400 15,400	12,500	$15.45	87,230 83,430 124,278

(1)	Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are the maximum award amounts under the Company’s annual performance cash bonus plan. Under this plan, amounts payable are dependent upon the achievement the Company’s financial performance goals and individual executive officer goals. Participants could receive from 0 to 100% of the maximum award depending on the degree to which goals were achieved. Award maximums are communicated to the executives, the outcomes of which are substantially uncertain at the time they were established. The Company’s annual performance cash bonus plans do not contain thresholds or targets.

(2)	The 8/11/2008 restricted stock unit awards vest, subject to continued employment with the Company, at the rate of 1/4 of the shares awarded on each of the first four anniversary dates following the grant date. The 2/9/2009 restricted stock unit awards vest, subject to continued employment with the Company, at the rate of 1/2 of the shares awarded on the second anniversary date following the grant date, and 1/4 of the shares awarded on each of the third and fourth anniversary dates.

(3)	Each of these options vests, subject to continued employment with the Company, at the rate of 25% on the first anniversary date following the grant date and monthly thereafter over the following 36 months. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

Employment and Change of Control Arrangements

All of our executive officers serve the Company on an at-will basis without employment agreements. We have not entered into written employment agreements with our executive officers.

The Company has entered into change in control agreements with each of the executive officers which provide a continuation of benefits and severance payments in the event of a change of control of the Company. These benefits and payments are described below under the heading “Potential Payments upon Termination or Change in Control.” Please refer to “Compensation Discussion and Analysis” above for a discussion of the elements of the officers’ compensation in relation to total compensation and related analysis.

Outstanding Equity Awards Table as of June 27, 2009

	Option Awards						Stock Awards
Name	Number of Securities Underlying Exercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alex Chiming Hui	86,094	(3)	—	24.56	3/8/2000	3/8/2010
	13,906	(3)	—	24.56	3/8/2000	3/8/2010
	160,000	(3)	—	31.38	6/25/2000	6/25/2010
	36,664	(3)	—	16.56	4/24/2001	4/24/2011
	3,336	(3)	—	16.56	4/24/2001	4/24/2011
	120,000	(3)	—	13.96	6/25/2001	6/25/2011
	12,500	(3)	—	13.40	10/22/2001	10/22/2011
	50,000	(3)	—	11.50	6/24/2002	6/24/2012
	28,594	(3)	—	8.40	4/21/2003	4/21/2013
	21,406	(3)	—	8.40	4/21/2003	4/21/2013
	35,000	(3)	—	10.50	4/19/2004	4/19/2014
	45,000	(3)	—	8.03	4/18/2005	4/18/2015
	35,417	(2)	14,583	8.40	7/31/2006	7/31/2016
	23,750	(2)	36,250	16.03	11/2/2007	11/2/2017
					8/11/2008		20,000	178,000
	10,000	(2)	38,000	15.45	8/11/2008	8/11/2018
					2/9/2009		53,600	477,040

Chi-Hung (John) Hui	11,646	(3)	—	31.38	6/25/2000	6/25/2010
	88,354	(3)	—	31.38	6/25/2000	6/25/2010
	2,089	(3)	—	16.56	4/24/2001	4/24/2011
	22,911	(3)	—	16.56	4/24/2001	4/24/2011
	75,000	(3)	—	13.96	6/25/2001	6/25/2011
	7,000	(3)	—	13.40	10/22/2001	10/22/2011
	30,000	(3)	—	11.50	6/24/2002	6/24/2012
	12,500	(3)	—	8.40	4/21/2003	4/21/2013
	17,500	(3)	—	8.40	4/21/2003	4/21/2013
	21,000	(3)	—	10.50	4/19/2004	4/19/2014
	30,000	(3)	—	8.03	4/18/2005	4/18/2015
	24,792	(2)	10,208	8.40	7/31/2006	7/31/2016
	16,125	(2)	25,375	16.03	11/2/2007	11/2/2017
					8/11/2008		10,800	96,120
	5,000	(2)	19,000	15.45	8/11/2008	8/11/2018
					2/9/2009		36,400	323,960

Angela Chen	23,438	(1)	1,562	8.88	9/15/2005	9/15/2015
	27,708	(1)	7,292	10.25	4/6/2006	4/6/2016
	6,927	(2)	10,573	16.03	11/2/2007	11/2/2017
					8/11/2008		4,000	35,600
	2,500	(2)	9,500	15.45	8/11/2008	8/11/2018
					2/9/2009		15,400	137,060

Dr. Gerry (Shao Hung) Liu	39,583	(1)	47,917	10.77	5/1/2007	5/1/2017
					8/11/2008		5,400	48,060
	2,604	(2)	9,896	15.45	8/11/2008	8/11/2018
					2/9/2009		15,400	137,060

(1)	All such options vest, subject to continued employment with the Company, at a rate of 25% after the first year and monthly thereafter over a period of 36 months. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

(2)	All such options vest, subject to continued employment with the Company, monthly over a period of 48 months. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

(3)	All such options are fully vested.

The equity awards described above were granted pursuant to the Company’s 1990, 1995 and 2001 Stock Option Plans or the Company’s 2004 Stock Incentive Plan.

The Company has reported for years prior to FY 2009 information concerning stock options awarded to Alex Chiming Hui (the only named executive officer holding such options) by Pericom Taiwan, Ltd. (“PTL”), which in prior years was a majority-owned and consolidated subsidiary of the Company. No options to purchase PTL common stock were granted to or exercised by him or other named executive officers during FY 2009. In December 2008, the Company acquired the remaining minority interest in PTL and now wholly owns PTL. In connection with that acquisition, Mr. Hui (and the employees holding similar PTL options) agreed to cancel all outstanding PTL options held by them for no consideration. Therefore, as of June 27, 2009, none of the named executive officers held any equity awards granted by PTL.

Option Exercises Table for the Fiscal Year Ended June 27, 2009

The following table shows all stock options exercised and value realized upon exercise by each named executive officer in FY 2009. Although the Company granted restricted stock unit awards to the officers for the first time in FY 2009, none of those awards vested on or before June 27, 2009.

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Alex Chiming Hui	120,000	$265,800
Angela Chen	—	—
Chi-Hung (John) Hui	80,000	284,189
Gerry (Shao-Hung) Liu	—	—

(1)	Value realized on exercise is the difference between the market price of Pericom common stock at the date of exercise and the exercise price per share exercised, multiplied by the number of shares exercised (whether or not any securities were sold).

Potential Payments upon Termination or Change in Control

All of the executive officers of the Company have entered into change of control agreements with the Company which provide for severance benefits and acceleration of option vesting in the event of a change of control of the Company. Pursuant to the terms of the agreements, if the Company terminates an executive officer’s employment without cause within the twelve months following a change in control of the Company or the executive terminates his or her employment for good reason (as these terminating events are defined in the agreement) within thirty days after the occurrence of specific events enumerated in the agreement and after giving at least two weeks notice of the termination to the Company, the Company will:

•	make a lump sum payment of the executive officer’s annual base salary then in effect and a lump sum payment of a bonus based on a calculation tied to the last completed fiscal year’s bonus or the bonus related to the year preceding the most recent completed fiscal year in certain circumstances, except that lump sum payments and other benefits under the agreement may be delayed pursuant to requirements, if applicable, of Section 409A of the federal income tax law,

•	provide for continuation of medical and dental benefits for a period of twelve months,

•	pay the executive officer’s life insurance premiums for a period of twelve months,

•	cause the immediate vesting, subject to certain terms as discussed below, of stock options, performance shares or units and restricted shares or units, and

•	extend the expiration date of the executive officer’s vested stock options as of the date of termination to six months after the date of termination.

Under the agreements, and subject to the more detailed definitions set forth therein:

•	“change of control” means (i) an acquisition of any of the Company’s voting securities which then gives the acquiring person investment or voting power over 50% or more of the then outstanding voting securities of the Company, (ii) the incumbent directors of the Company when the agreement is signed cease to be a majority of the board of directors, provided that new directors approved by two-thirds of the incumbent board who did not obtain election or appointment by an actual or threatened proxy contest are counted as incumbents, or (iii) a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (other that a transaction in which the Company’s stockholders before the transaction remain holders of more than 50% of the voting power of the surviving entity).

•	“cause” means an officer (i) engages in fraud or embezzlement against the Company or its subsidiaries, (ii) misappropriates Company property, proprietary information and/or trade secrets, (iii) demonstrates material unfitness for service or persistent deficiencies in performance, (iv) engages in misconduct, which misconduct is demonstrably and materially injurious to the Company or its subsidiaries; (v) refuses to follow a specific, lawful direction or order of the Company; (vi) breaches any agreement with the Company; or (vii) dies or becomes mentally or physically incapacitated and cannot carry out his or her duties.

•	“good reason” means (i) a material reduction of the officer’s level of responsibility, the assignment of duties and responsibilities which are materially inconsistent with the officer’s position or responsibilities, or the removal of the officer from or failure to re-elect the officer to any of such positions, except in connection with the termination of employment for cause; (ii) a reduction by the Company in the officer’s annual salary then in effect, other than a reduction similar in percentage to a reduction generally applicable to similarly situated employees of the Company; or (iii) a material reduction in the kind or level of benefits provided to officer under any benefit plan of the Company in which the officer is participating or deprive the officer of any material fringe benefit enjoyed by the officer, except those changes generally affecting similarly situated employees of the Company.

The agreement also provides that if any payment or benefit would be subject to excise tax as a result of Sections 280G and 4999 of the federal tax code, then the payment or benefit shall be reduced to the extent necessary to avoid such excise tax.

Should a termination, as discussed above occur, the immediate vesting of options and similar share-based compensation is subject to additional terms:

•	if the executive officer has been employed by the Company for less than 2 years, then any options (or similar instruments) that would have vested up to the first anniversary of the termination date will be immediately vested,

•	if the executive officer was employed at the Company for more than 2 years but less than four, options that would have vested up to the second anniversary of the termination date will be immediately vested, or

•	if the executive officer has been with the Company for more than four years, then all outstanding options will be immediately vested

The table below illustrates hypothetical payments under the change of control agreements as if a change in control had occurred on June 27, 2009.

Termination without cause or resignation for good reason within 12 months following change in control:

	One Year Salary Continuation	Bonus (1)	One Year Benefits Continuation	Assumed Realized Value of Accelerated Options (2)	Total (3)
Alex Chiming Hui	$272,362	$257,220	$18,313	$7,292	$555,187
Angela Chen	$208,889	$94,248	$10,377	$31	$313,545
Dr. Chi-Hung (John) Hui	$240,931	$139,476	$17,981	$5,104	$403,492
Dr. Gerry (Shao-Hung) Liu	$211,852	$84,800	$12,901	$—	$309,553

(1)	In the event of a change of control as of June 27, 2009, each of our executive officers receive a bonus in the amount of no less than twice the amount such executive officer received during the last completed fiscal year.

(2)	These are hypothetical realized values that assume a change in control of Pericom on June 27, 2009, in which the price realized per share of our common stock is assumed to be the closing market price of our stock as of that date ($8.90 per share on Friday, June 26, 2009, the last trading date in FY 2009), based on the following outstanding options held on that date, assuming full acceleration of vesting of stock options for each of the named executive officers:

•	Alex Chiming Hui: 14,583 shares underlying in-the-money unvested stock options having a weighted average exercise price of $8.40.

•	Angela Chen: 1,562 shares underlying in-the-money unvested stock options having a weighted average exercise price of $8.88.

•	Dr. Chi-Hung (John) Hui: 10,208 shares underlying in-the-money unvested stock options having a weighted average exercise price of $8.40.

•	Dr. Gerry (Shao-Hung) Liu: no shares underlying in-the-money unvested stock options.

(3)	The total does not include any amounts due for accrued but unpaid wages or under generally available benefit plans such as Pericom’s 401(k) plan, at the time of any employment termination.

Equity Compensation Plans

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of June 27, 2009.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders
Option Plans (1)	3,714,239	$14.04	3,541,865
Employee Stock Purchase Plan	—		363,906
Equity Compensation Plans not Approved by Shareholders
SaRonix Acquisition Options	40,741	$10.00	—
Total/Weighted Average	3,754,980	$14.00	3,905,771

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options under the following equity compensation plans: the 2004 Stock Incentive Plan, the 2001 Stock Incentive Plan and the 1995 Stock Option Plan.

Material Features of Equity Compensation Plans Not Approved by Shareholders

In connection with Pericom’s October 1, 2003 acquisition of substantially all of the assets of SaRonix, LLC, Pericom granted options to purchase an aggregate of 383,600 shares of Pericom common stock to certain former employees of SaRonix as an inducement for them to join Pericom. Under the agreements pertaining to such options, twenty percent of the options vest on October 1, 2004 and 1/48 of the remaining shares vest monthly for the following four years so that the options are fully vested in five years. The exercise price of the options is $10.00 per share and the options expire if unexercised on October 1, 2013. In the event of a change in control transaction, the options shall become fully vested and exercisable if they are not assumed or replaced as part of the transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)

Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements. Burr, Pilger & Mayer LLP, our independent auditor, is responsible for expressing an opinion on the fairness of the financial statement presentation. The Audit Committee serves in an oversight role over the financial reporting process. As part of its charter obligations over the financial reporting process, and with respect to the fiscal year ended June 27, 2009, the Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Discussed with Burr, Pilger & Mayer LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from Burr, Pilger & Mayer LLP regarding auditor independence required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Burr, Pilger & Mayer LLP the accounting firm’s independence;

•	Based on the review and discussions referred to above, recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Michael J. Sophie, Chairman

Dr. Hau Lee

Dennis McKenna

Dr. Siu-Weng Simon Wong

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related party transactions for potential conflict of interest situations on an ongoing basis and approval of all such transactions (if such transactions are not approved by another independent body of the Board). The NASDAQ listing rules require that the Company’s audit committee or other body of independent directors conduct an appropriate review of all related person transactions (as defined in SEC rules) for potential conflict of interest situations on an ongoing basis.

The charter of the Board’s Nominating and Corporate Governance Committee also provides that the Committee will review potential conflicts of interest in considering candidates for director nominees. The Company’s Code of Business Conduct and Ethics also states a policy to the effect that each employee is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to the Company’s corporate compliance officer.

Related Person Transactions

In April 1994, the Company, Alex Chiming Hui, Chief Executive Officer, President and Chairman of the Board of Directors of the Company, and Chi-Hung (John) Hui, Senior Vice President, Research and Development and a Director of the Company, and Dato’ Kia Hong Tay and members of his immediate family, most of whom were then principal shareholders of the Company, formed Pericom Technology, Inc., a British Virgin Islands corporation (“PTI”) with principal offices in Shanghai, People’s Republic of China. Initially, 18.4% of the outstanding voting stock of PTI was held by the Company and substantially all of the remaining 81.6% of the outstanding PTI voting stock was held by the foregoing directors, officers and principal shareholders of the Company. Alex Chiming Hui and Chi-Hung (John) Hui are also directors of PTI, and Alex Chiming Hui is the President and Chief Executive Officer of PTI. In fiscal 2001 an additional financing round of Series “C” Preferred Stock was completed and the Company now holds approximately 43% of the outstanding voting stock of PTI and substantially all of the remaining approximately 57% of such stock is held by the foregoing directors, officers and principal shareholders of the Company or their immediate family members. Pericom Semiconductor Corporation and PTI are parties to an agreement, dated as of March 17, 1995, which provides for cost reimbursement between the Company and PTI for any facility sharing or personnel time and certain procedures for funding research and development and joint development projects.

In September 1995, the Company and PTI entered into an international distributor agreement, pursuant to which PTI was appointed a non-exclusive distributor for certain Pericom products in the People’s Republic of China. In September 2003, the Company and PTI entered into a sales agreement in which Pericom agreed to purchase and resell certain PTI products. During FY 2007, PTI granted to Mr. Alex Chiming Hui an option to purchase 80,000 shares of PTI common stock and to Dr. Chi-Hung (John) Hui, an option to purchase 15,000 shares of common stock, which grants increased their total stock options to 261,683 shares and 170,024 shares, respectively. No shares were granted, exercised , canceled or forfeited in FY2008. In FY 2009, Mr. Hui exercised 251,681 share options on PTI stock and Dr. Hui exercised 130,000 share options on PTI stock, leaving them with outstanding options of 10,002 and 40,024 shares as of June 27, 2009, respectively.

During the fiscal year ended June 27, 2009, the Company provided research, administrative and other services to PTI totaling $524,000. Certain employees at PTI perform services directly for the Company for which the Company was charged $309,000 during FY 2009. PTI paid the Company, on a monthly basis, a total of $355,000 during the year and the Company paid PTI a total of $99,000 during the year. At June 27, 2009, PTI owed the Company $83,000 for services the Company rendered during FY 2009. See Note 6 of Notes to the Consolidated Financial Statements included in our Form 10-K for the year ended June 27, 2009.

On September 7, 2005 the Company purchased a 99.9% share of eCERA Comtek Corporation (“eCERA”). eCERA was subsequently merged with SaRonix, an earlier Company acquisition, to form SaRonix-eCERA Corporation (“SRe). SRe’s employees and other investors own the remaining outstanding shares. Alex Chiming Hui and Chi-Hung (John) Hui are also directors of SRe and Alex Chiming Hui serves as SRe’s chief executive officer. During the fiscal year ended June 27, 2009, eCERA granted salary to Mr. Alex Hui of $31,336. This compensation is included in the ”Summary Compensation Table“ above.

The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal shareholders and their affiliates, including transactions with PTI, will continue to be comparable to terms offered by unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of October 15, 2009 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers, and (iv) all executive officers and directors of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent
Columbia Wanger Asset Management, L.P. (2)	2,855,200	11.19%
Wasatch Advisors, Inc. (3)	2,017,825	7.91%
Artis Capital Management, L.P. and affiliates (4)	1,829,610	7.17%
Barclays Global Investors, NA and affiliates (5)	1,749,232	6.85%
Dimensional Fund Advisors LP (6)	1,424,383	5.58%

Alex Chiming Hui (7)	1,676,694	6.39%
Chi-Hung (John) Hui (8)	1,109,674	4.28%
Gerry Liu (9)	56,250	*
Angela Chen (10)	70,198	*
Hau L. Lee (11)	59,000	*
Dennis McKenna (12)	—	*
Michael J. Sophie (13)	2,672	*
Siu-Weng Simon Wong (14)	21,000	*
Edward Yang (15)	—	*
All executive officers and directors as a group (9 persons) (16)	3,005,488	11.21%

*	Less than 1% of outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 15, 2009, are deemed outstanding. Percentage of beneficial ownership is based upon 25,521,297 shares of Common Stock outstanding as of October 15, 2009. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: 3545 North First Street, San Jose, California 95134.

(2)	Based solely on a Schedule 13G, filed May 7, 2009, Columbia Wanger Asset Management, L.P. has sole voting power with respect to 2,672,000 shares and has sole dispositive power with respect to 2,855,200 shares. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(3)	Based solely on a Schedule 13G, filed February 18, 2009, Wasatch Advisors, Inc. has sole voting power with respect to 2,017,825 shares and has sole dispositive power with respect to 2,017,825 shares. The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111

(4)	Based solely on a Schedule 13G, filed February 17, 2009, each of Artis Capital Management, L.P., Artis Capital Management, Inc. and Stuart L. Peterson has shared voting power with respect to 1,829,610 shares and has shared dispositive power with respect to 1,829,610 shares. The address of each of the filing persons is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, California 94105.

(5)	Based solely on a Schedule 13G, filed February 5, 2009, Barclays Global Investors, NA is the beneficial owner of 746,154 shares, has sole voting power with respect to 596,441 shares and has sole dispositive power with respect to 746,154 shares. Barclays Global Fund Advisors is the beneficial owner of 985,780 shares, has sole voting power with respect to 693,060 shares and has sole dispositive power with respect to 985,780 shares. Barclays Global Investors, Ltd is the beneficial owner of 17,298 shares, has sole voting power with respect to 1,255 shares and has sole dispositive power with respect to 17,298 shares. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105, and the address of Barclays Global Investors, Ltd is 1 Royal Mint Court, London EC3N 4HH England.

(6)	Based solely on a Schedule 13G filed with the SEC on February 9, 2009, Dimensional Fund Advisors LP has sole voting power with respect to 1,349,123 shares and has sole dispositive power with respect to 1,424,383 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)	Includes 701,417 shares issuable upon exercise of stock options exercisable within 60 days after October 15, 2009. He shares voting and investment power with his spouse as co-trustees of a revocable family trust holding 371,645 of the shares listed above.

(8)	Includes 377,042 shares issuable upon exercise of stock options exercisable within 60 days after October 15, 2009.

(9)	Includes 56,250 shares issuable upon exercise of stock options within 60 days after October 15, 2009.

(10)	Includes 70,198 shares issuable upon exercise of stock options exercisable within 60 days after October 15, 2009.

(11)	Includes 59,000 shares issuable upon exercise of stock options exercisable within 60 days after October 15, 2009.

(12)	Includes no shares issuable upon exercise of stock options exercisable within 60 days after October 15, 2009.

(13)	Includes 2,672 shares issuable upon exercise of stock options exercisable within 60 days after October 15, 2009.

(14)	Includes 21,000 shares issuable upon exercise of stock options exercisable within 60 days after October 15, 2009.

(15)	Includes no shares issuable upon exercise of stock options exercisable within 60 days after October 15, 2009.

(16)	Includes 1,287,579 shares issuable upon exercise of stock options within 60 days after October 15, 2009.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice therefore in writing to the Secretary of the Company. To be timely for the Company’s 2010 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company between August 16, 2010 and September 15, 2010. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2010 annual meeting of shareholders may do so in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2010 annual meeting of shareholders, (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 3545 North First Street, San Jose, California 95134, no later than July 2, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf. Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during FY 2009 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PERICOM SEMICONDUCTOR CORPORATION, 3545 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Chi-Hung (John) Hui, Ph.D.
Chi-Hung (John) Hui, Ph.D.

Secretary

San Jose, California
Dated: October 23, 2009

APPENDIX A

PERICOM SEMICONDUCTOR CORPORATION
2010 EMPLOYEE STOCK PURCHASE PLAN
(Adopted by the Board of Directors: October 17, 2009
Approved by the Shareholders: [•])

1.  Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Parents or Subsidiaries and Designated Affiliates with an opportunity to purchase Shares. This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Component that do not qualify as an “employee stock purchase plan” under Section 423 of the Code pursuant to rules, procedures or subplans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.	Definitions.

(a)  “Administrator” means one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan, the Board or Committee may assign any of its administrative tasks to the Administrator.

(b)  “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(c)  “Board” means the Board of Directors of the Company.

(d)  “Change in Control” means the occurrence of any of the following events:

(i)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company in incorporated; or

(ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s Parent or Subsidiary corporations) in connection with complete liquidation or dissolution of the Company; or

(iii)  any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

(iv)  acquisition by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (whether or not in a transaction also constituting a Change in Control), but excluding any such transaction that the Committee determines shall not be a Change in Control.

(e)  “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(f)  “Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan in accordance with Section 16 hereof.

(g)  “Company” means Pericom Semiconductor Corporation, a California corporation.

(h)  “Compensation” means all base straight-time gross earnings, including regular base salary, including such amounts of base salary as are deferred by the Eligible Employee (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code, or (ii) to a plan qualified under Section 125 of the Code. Compensation does not include overtime, bonuses, annual awards, other incentive payments, income from stock options or other equity benefits, amounts received from the exchange of options or other equity benefits, reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Eligible Employee’s behalf by the Company or one or more Designated Parents, Subsidiaries or Affiliates under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence. For Participants outside the United States, Compensation shall include 13th/14th month payments or similar concepts under local law. The Committee shall have the discretion to determine the application of this definition to participants outside the United States.

(i)  “Designated Affiliate” means any Affiliate selected by the Committee as eligible to participate in the Non-423 Component. For the avoidance of doubt, the Committee may not delegate this task to the Administrator.

(j)  “Designated Parent or Subsidiary” means any Parent or Subsidiary selected by the Committee as eligible to participate in the 423 Component. For the avoidance of doubt, the Committee may not delegate this task to the Administrator.

(k)  “Director” means a member of the Board.

(l)  “Effective Date” shall mean the date the Plan becomes effective in accordance with Section 24 hereof.

(m)  “Eligible Employee” means (i) any individual who is treated as an active employee in the records of the Company or any Designated Parent or Subsidiary or (ii) any individual who is treated as an active employee in the records of any Designated Affiliate. For purposes of participation in the 423 Component, the Committee may exercise its discretion to exclude from the definition of Eligible Employees those individuals whose customary employment with the Company or Designated Parent or Subsidiary is twenty (20) hours or less per week or is for not more than five (5) months in any calendar year. For purposes of the 423 Component, the employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the Designated Parent or Subsidiary so long as the leave does not exceed three (3) months or if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract. The employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment between the Company, Designated Parents or Subsidiaries and/or Designated Affiliates; provided, however, that an individual who is not employed by the Company or a Designated Parent or Subsidiary on the Offering Date and through a date that is no more than three (3) months prior to the Exercise Date will participate only in the Non-423 Component unless the individual continues to have a right to reemployment with the Company or a Designated Parent or Subsidiary provided by statute or contract. The Committee shall establish rules to govern other transfers into the 423 Component consistent with the applicable requirements of Section 423 of the Code.

(n)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(o)  “Exercise Date” means the last Trading Day of each Offering Period.

(p)  “Fair Market Value” means, with respect to the Shares, as of any date,

(i)  the closing per-share sales price of the Shares (A) as reported by NASDAQ for such date or (B) if the Shares are no longer listed on NASDAQ, but are listed on any other national stock exchange or national market system, as reported on the stock exchange composite tape for securities traded on such exchange for such date, or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or,

(ii)  If the Shares are no longer listed on NASDAQ, but are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Shares on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)  In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

(q)  “NASDAQ” means the National Association of Securities Dealers Automated Quotation Global Select system.

(r)  “Offering Date” means the first Trading Day of each Offering Period.

(s)  “Offering Period” means a period of six months during which an option granted pursuant to the Plan may be offered, or such different period for the offer of the option as may be established by the Committee. In no event shall an Offering Period exceed 27 months. The duration and timing of Offering Periods may be changed pursuant to Section 4 hereof. The first Offering Period shall commence on the first Trading Day coincident with or following the Effective Date.

(t)  “Parent” means a “parent corporation” of the Company whether now or hereinafter existing as defined in Section 424(e) of the Code.

(u)  “Participant” means any Eligible Employee of a Designated Affiliate or a Designated Parent or Subsidiary participating in the Plan.

(v)  “Plan” means this Pericom Semiconductor Corporation 2010 Employee Stock Purchase Plan including both the 423 and Non-423 Components.

(w)  “Prior Plan” means the Pericom Semiconductor Corporation 2000 Employee Stock Purchase Plan.

(x)  “Purchase Price” means a per-Share amount to be paid by a Participant to purchase a Share on the Exercise Date. Such Purchase Price shall be established by the Committee prior to an Offering Period and shall be no less than the lower of (i) eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date for the relevant Offering Period or (ii) eighty-five percent (85%) of the Fair Market Value of a Share on the Exercise Date for the relevant Offering Period. In the event the Committee shall not have set the Purchase Price for a particular Offering Period, such Purchase Price shall be a price equal to the lower of (i) eighty-five percent (85%) of the lower of the Fair Market Value of a Share on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value of a Share on the Exercise Date, in each case, for the relevant Offering Period. Such Purchase Price may be established by the Committee by any manner or method the Committee determines, pursuant to Section 16 hereof, and subject to (i) with respect to the 423 Component, compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or (ii) with respect to the Non-423 Component, pursuant to such manner or method as determined by the Committee to comply with applicable local law.

(y)  “Share” means a share of common stock of the Company, or such other security of the Company (i) into which such share shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 16 hereof.

(z)  “Subscription Agreement” means any written agreement, contract or other instrument or document evidencing that an Eligible Employee has elected to become a Participant in the Plan, which may, but need not, require execution by a Participant.

(aa)  “Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.

(bb)  “Trading Day” means a day on which NASDAQ or, if the Shares are no longer listed on NASDAQ, but are listed on any other national stock exchange or national market system, or, if the Shares are not listed but regularly quoted by a recognized securities dealer, a day on which such other national stock exchange, national market system or recognized securities dealer, on which the Shares are listed, or quoted, is open for trading.

3.  Eligibility. Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose shares would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital shares of the Company and/or hold outstanding options to purchase capital shares possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital shares of the Company or of any Parent or Subsidiary, or (ii) to the extent that his or her rights to purchase capital shares under all employee stock purchase plans of the Company and its Parents or Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such shares (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.  Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the Offering Date, which shall be the first Trading Day after the prior Offering Period’s Exercise Date, or on such other date as the Committee shall determine. Within the limitations set forth in Section 2(s), the Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.  Participation. An Eligible Employee may become a Participant in the Plan by completing, within any prescribed enrollment period prior to the applicable Offering Date, a Subscription Agreement and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Committee from time to time.

6.  Payroll Deductions or Contributions.

(a)  At the time a Participant completes any Subscription Agreement, enrollment form and/or procedure to enroll in the Plan, as provided in Section 5, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation that he or she receives on each pay day during the Offering Period, provided, however, that no Participant may contribute in excess of Ten Thousand Dollars (US$10,000) toward the purchase of Shares for any Offering Period. Eligible Employees participating in the Non-423 Component may contribute funds to participate in the Plan through other means specified by the Committee to comply with non-U.S. requirements; provided, however, that such contributions shall not exceed 10% of the Compensation received each pay day up to the Ten Thousand Dollar (US$10,000) limitation described above, during the Offering Period. A Participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)  Payroll deductions or contributions, as applicable, for a Participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable, unless sooner, when terminated by the Participant as provided in Section 10 hereof.

(c)  Any payroll deductions or contributions made by a Participant shall be in whole percentages only.

(d)  A Participant may discontinue his or her participation in the Plan, as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions or contributions during the Offering Period by completing or filing with the Company a new Subscription Agreement authorizing a change in payroll deduction rate or contribution. The Committee may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new Subscription Agreement unless the Company elects to process a given change in participation more quickly.

(e)  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c) hereof, a participant’s payroll deductions or contributions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions or contributions shall recommence at the rate provided in such participant’s Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f)  At the time the option is exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of, the Participant must make adequate provision for the federal, state, or any other tax liability of the Company, or its Parent, Subsidiary or Affiliate payable to any authority, national insurance, social security, payment-on-account or other tax obligations, if any, which arise as a result of participation in the Plan, including, for the avoidance of doubt, any liability of the Participant to pay an employer tax or social insurance contribution obligation, which liability has been shifted to the Participant as a matter of law or contract. At any time, the Company or its Parent, Subsidiary or Affiliate, as applicable, may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or its Parent, Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or its Parent, Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to sale or early disposition of Shares by the Eligible Employee. Where necessary to avoid negative accounting treatment, the Company or its Parent, Subsidiary or Affiliate shall withhold taxes at the applicable statutory minimum withholding rates.

7.  Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such Eligible Employee’s payroll deductions or contributions accumulated prior to such Exercise Date by the applicable Purchase Price; provided, however, that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 1,000 Shares, subject to adjustment pursuant to Section 15 hereof, and provided further that such purchase shall be subject to the limitations set forth in Sections 3 and 14 hereof. The Committee may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that an Eligible Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.  Exercise of Option.

(a)  Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of full Shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions or contributions in his or her account. No fractional Shares shall be purchased; any payroll deductions or contributions accumulated in a Participant’s account which are not sufficient to purchase a full Share shall, at the discretion of the Committee, be returned to the Participant or be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by the Participant.

(b)  No Participant is permitted to purchase shares under all employee stock purchase plans of the Company and its Parents or Subsidiaries at a rate that exceeds US$25,000 in fair market value of stock (determined at time the option is granted) for each calendar year in which any stock option is outstanding at any time.

(c)  If the Committee determines that, on a given Exercise Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Exercise Date, the Committee may provide, in its sole discretion, that the Company shall make a pro-rata allocation of the Shares available for purchase on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Shares on such Exercise Date. The Company may make a pro-rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9.  Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of Shares occurs, the Company shall arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her option in a form determined by the Committee.

10.  Withdrawal.

(a)  A Participant may decide not to exercise an option and opt to withdraw all, but not less than all, the payroll deductions or contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving notice in a form or manner prescribed by the Committee from time to time, except that no withdrawals shall be permitted for the period immediately preceding each Exercise Date as may be specified by the Committee in its discretion. All of the Participant’s payroll deductions or contributions credited to his or her account shall, at the discretion of the Committee, (i) be retained in Participant’s account and used to purchase Shares at the next Exercise Date or (ii) be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period shall be terminated automatically, and no further payroll deductions or contributions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions or contributions shall not resume at the beginning of the succeeding Offering Period unless the Participant completes the process to re-enroll in the Plan as prescribed by the Committee from time to time.

(b)  A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11.  No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company, a Parent, Subsidiary, or an Affiliate, as applicable. Furthermore, the Company, a Parent, Subsidiary, or an Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

12.  Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions or contributions credited to such Participant’s account during the Offering Period but not yet used to purchase Shares under the Plan shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 17 hereof, and such Participant’s option shall be terminated automatically.

13.  Interest. No interest shall accrue on the payroll deductions or contributions of a Participant in the Plan. Notwithstanding the foregoing, if the Committee determines that, pursuant to applicable local law, interest is required to be accrued on the payroll deductions or contributions for Participants in the Non-423 Component, then the Committee shall cause such interest to accrue to the extent required by applicable local law.

14.  Shares Available for Purchase under the Plan.

(a)  Basic Limitation. The aggregate number of Shares authorized for sale under the Plan is 2,000,000 Shares. The number of Shares that are subject to options under the Plan shall not exceed the number of Shares that then remain available for sale under the Plan. For avoidance of doubt, the limitation set forth in this section may be used to satisfy exercises of options under either the 423 Component or the Non-423 Component. The limitations of this Section shall be subject to adjustment pursuant to Section 15 hereof.

(b)  Rights as an Unsecured Creditor. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly-authorized transfer agent of the Company), a Participant shall only have the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares.

(c)  Sources of Shares Deliverable at Purchase. Any Shares issued after purchase may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(d)  Registration of Shares. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

15.  Adjustments for Changes in Capitalization and Similar Events.

(a)  Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of Shares that shall be made available for sale under the Plan, the maximum number of Shares that each Participant may purchase during each Offering Period (pursuant to Section 7), as well as the price-per-Share and the number of Shares covered by each option under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, split-up or spin-off, or any other change in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this paragraph to the Administrator. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) U.S. business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)  Change of Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a New Exercise Date and shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed merger or Change of Control. The Committee shall notify each Participant in writing, at least ten (10) U.S. business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

16.  Administration.

(a)  Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Subscription Agreement or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Parents,

Subsidiaries or Designated Affiliates, (iii) determine the terms and conditions of any option to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (v) amend an outstanding option or grant a replacement option for an option previously granted under the Plan if, in the Committee’s discretion, it determines that (A) the tax consequences of such option to the Company or the Participant differ from those consequences that were expected to occur on the date the option was granted, or (B) clarifications or interpretations of, or changes to, tax law or regulations permit options to be granted that have more favorable tax consequences other than initially anticipated, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of Share issuances, which may vary according to local requirements. The Committee may assign any of its administrative tasks set forth in this paragraph to the Administrator, except that the Committee may not delegate the task of designating a Designated Affiliate or Designated Parent or Subsidiary. Furthermore, the Committee may not delegate its authority to make adjustments pursuant to Section 15(a) hereof.

(b)  Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any option to purchase Shares granted under the Plan shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Designated Parent, Subsidiary or Designated Affiliate, any Participant, any Eligible Employee, or any beneficiary of such person, as applicable.

(c)  Indemnification. No member of the Board, the Committee, the Administrator or any associate of the Company, a Designated Parent, Subsidiary, or a Designated Affiliate (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any option hereunder. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit, or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any enrollment form or procedure, and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit, or proceeding against such Covered Person; provided, however, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud, or willful criminal act or omission, or that such right of indemnification is otherwise prohibited by applicable law or by the Company’s certificate of incorporation or bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

17.  Death. Unless otherwise provided in an enrollment form or procedures established by the Committee from the time to time, in the event of the Participant’s death, any accumulated payroll deductions and other contributions not used to purchase Shares shall be paid to and any Shares credited to his or her Plan account shall be transferred (according to Broker requirements) to Participant’s heirs or estate as soon as reasonably practicable following the individual’s death.

18.  Transferability. Neither payroll deductions nor contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 17 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

19.  Use of Funds. All payroll deductions or contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions except for deductions or contributions made to a Non-423 Component where, as determined by the Committee, applicable local law requires segregation of such amounts. Until Shares are issued, Participants shall only have the rights of an unsecured creditor, although Participants in the Non-423 Component may have additional rights where required under local law, as determined by the Committee.

20.  Amendment and Termination.

(a)  Subject to any applicable law or government regulation and to the rules of NASDAQ or any successor exchange or quotation system on which the Shares may be listed or unquoted, the Plan may be amended, modified, suspended or terminated by the Board without the approval of the shareholders of the Company. For the avoidance of doubt, such tasks may not be delegated to the Administrator. Except as provided in Section 15 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant or any beneficiary (as applicable) without the consent of the affected Participant or beneficiary. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval of any amendment in such a manner and to such a degree as required.

(b)  Without shareholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled, inter alia, to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant to adjust for delays or mistakes in the Company’s processing of properly completed enrollment forms, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

21.  Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.  Conditions Upon Issuance of Shares.

(a)  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, U.S. and non-U.S. and state and local provisions, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)  As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the applicable provisions of law described in Section 22(a) hereof.

23.  Share Issuance. All Shares delivered under the Plan pursuant to the exercise of an option to purchase Shares shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, NASDAQ, or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may take whatever steps are necessary to effect such restrictions.

24.  Term of Plan. The Plan shall become effective immediately prior to the first Trading Day following the last Exercise Date (as defined in the Prior Plan) of the Prior Plan occurring prior to the expiration of the Prior Plan, subject to approval by the shareholders of the Company. Unless sooner terminated by the Board in accordance with Section 20 hereof, the Plan shall terminate on the earlier to occur of (a) the date on which all Shares available for issuance under the Plan shall have been sold pursuant to options granted under the Plan or (b) the date on which all options are exercised in connection with a dissolution or liquidation pursuant to Section 15(b) hereof or a Change of Control pursuant to Section 15(c) hereof. No further options shall be granted or exercised, and no further payroll deductions or contributions shall be collected under the Plan following such termination.

25.  Shareholder Approval. The Plan will be subject to the approval by shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under applicable law.

26.  Code Section 409A; Tax Qualification.

(a)  Option granted under the 423 Component are exempt from the application of Section 409A. Options granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Section 26(b) hereof, options granted to U.S. taxpayers under the Non-423 Component shall be subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the Shares subject to an option be delivered within the short-term deferral period. Subject to Section 26(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Plan Administrator determines that a purchase right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the purchase right shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the purchase right that is intended to be exempt from, or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

(b)  Although the Company may endeavor to (i) qualify a purchase right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 25(a) hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

27.  Severability. If any particular provision of this Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

28.  Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with the laws of the State of California, without giving effect to the conflict of laws principles thereof.

29.  Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN
THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	To elect the following seven (7) nominees to serve as members of the Board of Directors of the Company to serve for the ensuing year and until their successors are elected and qualified:
		For	Withhold		For	Withhold		For	Withhold

	01 - Alex Chiming Hui*	☐	☐	02 - Chi-Hung (John) Hui, Ph.D.*	☐	☐	03 - Hau L. Lee, Ph.D.*	☐	☐

	04 - Dennis McKenna*	☐	☐	05 - Michael J. Sophie*	☐	☐	06 - Siu-Weng Simon Wong, Ph.D.*	☐	☐
	07 - Edward Yang*	☐	☐
* Each to serve for the ensuing year and until their successors are elected and qualified.

		For	Against	Abstain

2.	To approve the Pericom Semiconductor Corporation 2010 Employee Stock Purchase Plan.	☐	☐	☐

		For	Against	Abstain

3.	To ratify the appointment of Burr, Pilger & Mayer LLP as the independent auditors for the Company for the fiscal year 2010.	☐	☐	☐	4.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address - Please print new address below.

C	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 1 - Please keep signature within the box

/ /

Dear Shareholder,

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then, sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on December 11, 2009.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Pericom Semiconductor Corporation

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN
THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

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Proxy — PERICOM SEMICONDUCTOR CORPORATION

3545 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134

Annual Meeting of shareholders - December 11, 2009
Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Alex Chiming Hui and Chi-Hung (John) Hui, Ph.D. as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the December 11, 2009 Annual Meeting of Shareholders of Pericom Semiconductor Corporation to be held at the Company’s premises, 3545 North First Street, San Jose, California 95134 at 3:00 p.m., California time, and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

SEE REVERSE SIDE	Continued and to be voted on reverse side.	SEE REVERSE SIDE